Exhibit J-1
                                                         File No. 70-9577

                     CG&E/PSI GENERATING FACILITIES


At December 31, 1999, Cinergy's utility subsidiaries owned electric generating plants, or portions thereof in the case of jointly-owned plants, with net capabilities (winter ratings) as shown in the following table:

                        CG&E/PSI Generating Facilities

                                                                Principal      Net
                                                Percent         Fuel           Capability
   Plant Name                    Location       Ownership       Source         MW

CG&E

Steam Electric Generating
Plants:

Miami Fort Station
  (Units 5&6)                   North Bend, OH    100.0%         Coal           243
Miami Fort Station
 (Unites 7&8)                   North Bend, OH    64.00          Coal           640
W. C. Beckjord Station
 (Units 1-5)                    New Richmond, OH  100.0          Coal           704
W. C. Beckjord Station
 (Unit 6)                       New Richmond, OH  37.50          Coal           158
J. M. Stuart Station            Aberdeen, OH      39.00*         Coal           913
Killen Station                  Adams Cty., OH    33.00*         Coal           198
Conesville Station              Conesville, OH    40.00*         Coal           312
Wm. H. Zimmer Generating
 Station                        Moscow, OH        46.50          Coal           605
East Bend Station               Boone Cty, KY     69.00          Coal           414

Combustion Turbines:
Dicks Creek Station             Middletown, OH    100.00         Gas            172
Miami Fort Gas Turbine
 Station                        North Bend, OH    100.00         Oil             78
W.C. Beckjord Gas
  Turbine Station               New Richmond, OH  100.00         Oil            245
Woodsdale Generating Station    Butler Cty, OH    100.00         Gas            564

                                                                 Total:       5,246
*Station is not operated by CG&E.

PSI

Steam Electric Generating
Plants:

Gibson Generating Station
 (Units 1-4)                    Princeton, IN      100.00         Coal       2,532
 (Unit 5)                       Princeton, IN       50.05         Coal         313
Wabash River Station            Terre Haute, IN    100.00         Coal         668
Cayuga Station                  Cayuga, IN         100.00         Coal       1,005
R.A. Gallagher Station          New Albany, IN     100.00         Coal         560
Edwardsport Station             Edwardsport, IN    100.00         Coal         160
Noblesville Station             Noblesville, IN    100.00         Coal          90

Combustion Turbines:
Cayuga Combustion Turbine       Cayuga, IN         100.00         Gas          120
Wabash River Coal
  Gasification Project          Terre Haute, IN    100.00         Coal         262

Internal Combustion Units:
Connersville Peaking Station    Connersville, IN   100.00         Oil           98
Miami-Wabash Peaking Station    Wabash, IN         100.00         Oil          104
Cayuga Peaking Units            Cayuga, IN         100.00         Oil           11
Wabash River Peaking Units      Terre Haute, IN    100.00         Oil            8

Hydroelectric Generating Station:
Markland Generating Station     Markland Dam,      100.00         Water         45
                                Ohio River
                                                                  Total:     5,976
